Exhibit 10.29

Quantum Space 801 Thompson Avenue Rockville, MD 20852

April 3, 2026

James Bridenstine

Dear James,

On behalf of Quantum Space, LLC (“Quantum Space”), I am pleased to offer you the position of Chief Executive Officer. This offer is subject to your acceptance along with board approval for your compensation package.

The following initial terms and conditions apply:

●	Start date of May 4, 2026, or as mutually agreed upon;

●	Annual salary at the rate of $600,000, paid bi-weekly, less applicable taxes and withholdings;

●	Reporting to the Board of Quantum Space.

●	Eligible for a discretionary performance based annual bonus. Your target incentive will be equal to 75% of your base salary and tied to the achievement of established and approved company objectives. To be eligible to receive a bonus, you must be employed by Quantum Space on the date bonuses are paid;

●	Eligible to participate in all Quantum Space benefits (Medical, Dental, Vision, Life, Disability Insurance), subject to the terms and conditions of the applicable plans and programs, and further subject to Quantum Space’s right to amend, add to, or terminate any such plans and policies from time to time, in accordance with applicable laws;

●	Eligible to participate in Quantum Space’s 401(k) retirement savings plan, subject to the terms and conditions of the plan and Quantum Space’s right to amend or terminate such plan in accordance with applicable laws. We currently offer a 100% company match up to your first 5% in annual contributions;

●	Quantum Space will reimburse you for an apartment in Rockville, MD with a monthly reimbursement not to exceed $2500.00.

●	Eligible to earn 20 days of paid time off, accrued pro-rata each bi-weekly payroll period starting after your start date, as well as paid time off for 10 Quantum Space-observed holidays;

●	Following the commencement of your employment with Quantum Space and subject to the approval of Quantum Space’s Board of Directors (the “Board”), Quantum Space will recommend that the Board grant you a total of 4% ownership under the Quantum Space Management Profit Interest Plan with a threshold ( similar to a per- unit exercise price) equal to the fair market value of a unit of Quantum Space on the date of grant (as determined by the Board in its sole discretion) provided that you are employed by Quantum Space on the date of grant. Vesting will be 25% annually for a four year period. Your equity will be subject to the terms and conditions of the Plan and the applicable grant agreement between you and Quantum Space;

●	Employment is “at-will”, meaning that either you or Quantum Space can end the employment relationship at any time and for any reason, with or without notice. Quantum Space, similarly, may prospectively change its terms and conditions, including your job duties, title, compensation, and benefits, with or without notice or cause;

www.quantumspace.us

Quantum Space 801 Thompson Avenue Rockville, MD 20852

●	This offer is contingent upon the satisfactory results of your background check;

●	As a condition of employment, you will be required to sign and abide by the Proprietary Information and Inventions Assignment Agreement (the “PIIAA”), which will contain non-competition, non-solicitation and non-disparagement provisions;

●	If you have not already done so, please disclose to Quantum Space any and all non-compete, non-solicit, non-disclosure or other agreements with any third party (including any former or current employer) that may affect your eligibility to be employed by Quantum Space or limit the manner in which you may be employed. You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer, without written authorization from your current or former employers, nor will you use or disclose any such documents or proprietary data or materials during your employment with Quantum Space;

●	This Agreement, along with the PIIAA, contains all the terms of your employment offer and supersede any prior understandings, discussions, or agreements regarding your employment. By accepting this offer, you acknowledge that you are not relying on any oral or written statements or representations contrary to the terms in this offer.

Your employment with Quantum Space is for no specified period and constitutes at will employment

The terms of this offer are valid through April 3, 2026. To accept, please e-sign this offer and the PIIAA.

Sincerely,

/s/ Kam Ghaffarian
Kam Ghaffarian
Quantum Space Executive Chairman

I accept this offer from Quantum Space, LLC as it is stated above.

/s/ Jim Bridenstine
4/5/2026

www.quantumspace.us